LICENSE AGREEMENT

        This LICENSE AGREEMENT (the "Agreement"), dated as of May 31, 2002 (the "Effective Date"), is by and between the Independent Petroleum Association of America, a national trade association having an office at 1201 15th Street NW, Suite 300, Washington, D.C. 20005 (the "IPAA"), and FBR/IPAA Energy Index Fund, a series of a registered investment company, the FBR Family of Funds, a Delaware business trust, having an office at 1001 19th Street North, Arlington, Virginia 22209 (the "Fund").

RECITALS

        WHEREAS, IPAA compiles, calculates, maintains and owns rights in and to the IPAA Energy Index and to the proprietary data therein contained (such rights being hereinafter individually and collectively referred to as the "IPAA Energy Index");

        WHEREAS, IPAA uses in commerce and has trade name and trademark rights to the designations "Independent Petroleum Association of America", "IPAA" and "IPAA Energy Index" (such rights being hereinafter individually and collectively referred to as the "IPAA Marks");

        WHEREAS, the Fund, described in Exhibit A, wishes to use the IPAA Energy Index as its benchmark;

        WHEREAS, the Fund wishes to use the IPAA Marks in connection with the marketing and/or promotion of the Fund and in connection with making disclosure about the Fund under applicable law, rules and regulations in order to indicate that IPAA is the source of the IPAA Energy Index; and

        WHEREAS, the Fund wishes to obtain IPAA's authorization to use the IPAA Energy Index and the IPAA Marks in connection with the Fund pursuant to the terms and conditions hereinafter set forth.

        NOW, THEREFORE, the parties hereto agree as follows:

        1.                  GRANT OF LICENSE.  Subject to the terms and conditions of this Agreement, IPAA hereby grants to the Fund a non-transferable, non-exclusive license (i) to use the IPAA Energy Index as a performance benchmark of the Fund to be marketed and/or promoted by the Fund; (ii) to use and refer to the IPAA Marks in connection with the distribution, marketing and promotion of the Fund (including in the name of the Fund) and in connection with making such disclosure about the Fund as the Fund deems necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement; and (iii) to use the information, both current and historical, contained in the IPAA Energy Index to run, manage, promote and administer the Fund in its routine course of business.  It is expressly agreed and understood by the Fund that no rights to use the IPAA Energy Index and the IPAA Marks are granted hereunder other than those specifically described and expressly granted herein.

        Notwithstanding the foregoing, the IPAA expressly agrees that it will not license the IPAA Marks to any other no-load mutual fund during the term of this Agreement until such time as the Fund has at least $100 million in assets under management for a continuous period of at least 30 days.

        2.                  LICENSE FEES.

        (a)                The Fund shall pay to IPAA the license fees ("License Fees") specified in, and provide the data called for in, the attached Exhibit C.

        (b)                During the term of this Agreement and for a period of one (1) year after its termination, IPAA shall have the right, during normal business hours and upon reasonable notice to the Fund, to audit on a confidential basis the relevant books and records of the Fund to determine that License Fees have been accurately determined and paid.  In the event that any such audit determines that the Fund has underpaid IPAA, the Fund shall immediately pay IPAA such underpayment plus interest as provided in this Agreement. All costs of such audit shall be borne by IPAA.

        (c) In the event the Fund fails to pay any amount under this Agreement when due, the Fund shall pay interest on the unpaid amount at a rate of one and one-half percent (1.5%) per month or the highest rate allowed by law, whichever is less.

        3.                  TERM AND TERMINATION.

        (a)                The term of this Agreement shall commence on the Effective Date and shall continue in effect thereafter until it is terminated in accordance with its terms.

        (b)                At any time during the term of this Agreement, either party may give the other party sixty (60) days' prior written notice of termination if the terminating party believes in good faith that material damage or harm is occurring to the reputation or goodwill of that party by reason of its continued performance hereunder, and such notice shall be effective on the date specified therein of such termination, unless the other party shall correct the condition causing such damage or harm within the notice period.

        (c)                In the case of breach of any of the material terms or conditions of this Agreement by either party, the other party may terminate this Agreement by giving sixty (60) days' prior written notice of its intent to terminate, and such notice shall be effective on the date specified therein for such termination unless the breaching party shall correct such breach within the notice period.

        (d)                IPAA shall have the right, in its sole discretion, to terminate this Agreement and cease compilation and publication of the IPAA Energy Index.  In the event that IPAA intends to discontinue the IPAA Energy Index, IPAA shall give the Fund at least one (1) year's written notice prior to such discontinuance.

        (e)        The Fund shall have the right, in its sole discretion, to terminate this Agreement with or without cause upon at least one (1) year's prior written notice to IPAA.

        (f)        Either party may terminate this Agreement upon ninety (90) days' prior written notice to the other party if (i) any material litigation or regulatory proceeding regarding the Fund is threatened or commenced, or (ii) the Fund elects to terminate the public offering or other distribution of the Fund.

        (g)        In the event of termination of this Agreement as provided in Subsections 3(b), (c), (d), (e) or (f), the License Fees to the date of such termination shall be computed by prorating the amount of the applicable License Fees shown in Exhibit C on the basis of the number of elapsed days in the current term.

        (h)        Upon termination of this Agreement, the Fund shall cease to use the IPAA Energy Index and the IPAA Marks in connection with the Fund; provided that the Fund may continue to utilize any previously printed materials which contain the IPAA Marks for a period of six (6) months  following such termination.

        (i)         The provisions of Sections 2(b), 2(c), 3(g), 3(h), 6, 7, 8 and 9 will survive any termination of this Agreement

        4.                  IPAA'S OBLIGATIONS.

        (a)                IPAA will perform those calculation and maintenance functions with respect to the IPAA Energy Index as described in the attached Exhibit B.

        (b)                It is the policy of IPAA to enforce an insider trading policy and related restrictions with respect to employees who are directly responsible for changes in the components of the IPAA Energy Index.  IPAA believes that its employees comply with such policy. The Fund shall have no responsibility for ensuring that such IPAA employees comply with such IPAA policy and shall have no duty to inquire whether any investors or sellers of the Fund are such IPAA employees.  IPAA shall have no liability to the Fund with respect to its employees' adherence or failure to adhere to such policy.

        (c)                IPAA shall not and is in no way obliged to engage in any marketing or promotional activities in connection with the Fund or in making any representation or statement to investors or prospective investors in connection with promotional efforts by the Fund.  IPAA shall, however, provide assistance to the Fund in its marketing of the Fund during the subscription period, such assistance being limited to introducing the Fund to various member companies of the IPAA.

        (d)                IPAA shall not and is in no way obliged to furnish securities advice to the Fund or the Fund's investment adviser or make recommendations regarding the purchase or sale of securities by the Fund.

        (e)                IPAA shall promptly correct or instruct its agent to correct any mathematical errors made in IPAA's computations of the IPAA Energy Index which are brought to IPAA's attention by the Fund, provided that nothing in this Section shall give the Fund the right to exercise any judgment or require any changes with respect to IPAA's method of composing, calculating or determining the IPAA Energy Index; and, provided further, that IPAA shall have no liability for any such errors made by IPAA.

        (f)                 In the event that IPAA becomes aware of any other error or necessary change with regard to the calculation, composition or weightings of the IPAA Energy Index, IPAA shall notify the Fund of any such change as soon as reasonably practicable.

        (g)                 IPAA agrees to provide the Fund thirty (30) days written notice of any change in the manner the IPAA Energy Index is calculated or maintained as described in Exhibit B attached hereto.

        5.                  INFORMATIONAL MATERIAL.

        The Fund shall use its best efforts to protect the goodwill and reputation of IPAA and of the IPAA Marks in connection with its use of the IPAA Marks under this Agreement, and shall comply with all trademark usage requirements provided by IPAA to the Fund from time to time.  Upon IPAA's request, the Fund shall submit to IPAA, for review of the use of IPAA Marks, informational materials, including, where applicable, prospectuses, plans, registration statements, application forms, contracts, videos, internet sites, electronic commerce, advertisements, brochures and promotional and any other similar informational materials (including documents required to be filed with governmental or regulatory agencies) that in any way use or refer to IPAA, the IPAA Index, or the IPAA Marks (the "Informational Materials").  In the event that the IPAA determines that the use of the IPAA Marks does not comply with the trademark usage requirements, IPAA shall so notify the Fund and the Fund shall promptly (no less than thirty (30) days following such notice) conform such Informational Materials to the usage requirements.

        6.                  PROPRIETARY RIGHTS.

        (a)                The Fund acknowledges that the IPAA Energy Index is selected, coordinated, arranged and prepared by IPAA through the application of methods and standards of judgment used and developed through the expenditure of considerable work, time and money by IPAA.  The Fund also acknowledges that the IPAA Energy Index and the IPAA Marks are the exclusive property of IPAA, that IPAA has and retains all proprietary rights therein (including, but not limited to trademarks) and that the IPAA Energy Index and its compilation and composition and changes therein are in the control and discretion of IPAA.

        (b)                The Fund shall cooperate with IPAA in the maintenance of IPAA's rights in the IPAA Marks and shall take such actions and execute such instruments as IPAA may from time to time reasonably request, and shall use the following notice, or such other notice as IPAA may specify from time to time, when referring to the IPAA Energy Index or the IPAA Marks in any Informational Material:

"Independent Petroleum Association of America", "IPAA", and "IPAA  Energy Index" are trademarks of the Independent Petroleum Association of America and have been licensed for use by FBR/IPAA Energy Index Fund.  The Fund is not sponsored, endorsed, sold or promoted by the Independent Petroleum Association of America and the Independent Petroleum Association of America makes no representation regarding the advisability of investing in the Fund.

or such similar language as may be approved in advance by IPAA, it being understood that such notice need only refer to the specific IPAA Marks referred to in the Informational Material.

        (c)                The Fund shall not contest IPAA's ownership of the IPAA Energy Index or the IPAA Marks, shall not use any marks confusingly similar to the IPAA Marks, and shall not attempt to register or obtain any rights in the IPAA Energy Index or the IPAA Marks or any marks confusingly similar thereto, other than the rights granted to the Fund in this Agreement.

        (d)                All use of the IPAA Marks by the Fund shall inure to the benefit and be the property of IPAA.

        (e)                Each party shall treat as confidential and shall not disclose or transmit to any third party any documentation or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information").  Confidential Information shall not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is (a) approved in writing by the other party for disclosure or (b) required by law, regulatory agency or court order to be disclosed by a party, provided, if permitted by law, that prior written notice of such required disclosure is given to the other party and provided further that the providing party shall cooperate with the other party to limit the extent of such disclosure. The provisions of this Subsection shall survive any termination of this Agreement for a period of five (5) years from disclosure by either party to the other of the last item of such Confidential Information.

        7.                  WARRANTIES; DISCLAIMERS.

        (a)                IPAA represents and warrants that IPAA has the right to grant the rights granted to the Fund herein.

        (b)                The Fund agrees expressly to be bound itself by and furthermore to include all of the following disclaimers and limitations in each registration statement relating to the Fund:

The Fund is not sponsored, endorsed, sold or promoted by the Independent Petroleum Association of America ("IPAA").  IPAA makes no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the IPAA Energy Index to track general stock market performance.  IPAA's only relationship to the Fund is the licensing of certain trademarks and trade names of IPAA and of the IPAA Energy Index (the "License Agreement") which is determined, composed and calculated by IPAA without regard to the Fund.  IPAA has no obligation to take the needs of the Fund or the owners of the Fund into consideration in determining, composing or calculating the IPAA Energy Index, other than as set forth in the License Agreement.  IPAA is not responsible for and has not participated in the determination of the prices and amount of the Fund or the timing of the issuance or sale of the Fund.  IPAA has no obligation or liability in connection with the administration, marketing or trading of the Fund.

IPAA DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE IPAA ENERGY INDEX OR ANY DATA INCLUDED THEREIN AND IPAA SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. IPAA MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE FUND, OWNERS OF THE FUND, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE IPAA ENERGY INDEX OR ANY DATA INCLUDED THEREIN. IPAA MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE IPAA ENERGY INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL IPAA HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

        Any changes in the foregoing disclaimers and limitations must be approved in advance in writing by an authorized officer of IPAA.

        (c)                Each party represents and warrants to the other that it has the authority to enter into this Agreement according to its terms and that its performance does not violate any laws, regulations or agreements applicable to it.

        (d)                The Fund represents and warrants to IPAA that the Fund shall at all times comply with the description in Exhibit A.

        (e)                IPAA covenants to the Fund that IPAA shall at all times calculate and maintain the IPAA Energy Index substantially in accordance with the methodology set forth on Exhibit B attached hereto and shall provide notice to the Fund of any change in such methodology within thirty days prior to such change.

        (f)                 The Fund covenants to the IPAA that the Fund shall not violate any applicable law, including but not limited to banking, commodities and securities laws, in any manner that would have a material adverse effect on the Fund or the IPAA.

        (g)                Neither party shall have any liability for lost profits or indirect, punitive, special, or consequential damages arising out of this Agreement, even if notified of the possibility of such damages. Without diminishing the disclaimers and limitations set forth herein, in no event shall the cumulative liability of either party to the other party hereunder exceed the average annual License Fees actually paid to IPAA hereunder.

        (h)                Use of any marks by the Fund (including in the name of such Fund) which are not the IPAA Marks is at the Fund's sole risk.

        8.                  INDEMNIFICATION.

        (a)                The Fund shall indemnify and hold harmless IPAA, its affiliates, officers, directors, employees, members and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) this Agreement, except insofar as it relates to a breach by IPAA of its duties, obligations, representations or warranties hereunder, or (b) the Fund, except insofar as it relates to or arises out of (i) the gross negligence or willful misconduct of IPAA or its officers, directors, employees or agents or (ii) any retroactive change with regard to the calculation, composition or weightings of the IPAA Energy Index; provided, however, that IPAA notifies the Fund promptly of any such claim, action or proceeding. IPAA shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of the Fund without waiving the indemnity hereunder. The Fund, in the defense of any such claim, action or proceeding except with the written consent of IPAA, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to IPAA of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of IPAA.

        (b)                IPAA shall indemnify and hold harmless the Fund, its affiliates, officers, directors, trustees, employees and agents against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) as a result of any claim, action, or proceeding that arises out of or relates to (a) a breach by the IPAA of its duties, obligations, representations or warranties under this Agreement, or (b) the gross negligence or willful misconduct of the IPAA or its officers, directors, employees or agents in connection with the IPAA's services to the Fund hereunder; provided, however, that the Fund notifies IPAA promptly of any such claim, action or proceeding.  The Fund shall have the right, at its own expense, to participate in the defense of any claim, action or proceeding against which it is indemnified hereunder; provided, however, it shall have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding without the written consent of IPAA without waiving the indemnity hereunder.  IPAA, in the defense of any such claim, action or proceeding, except with the written consent of the Fund, shall not consent to entry of any judgment or enter into any settlement which either (a) does not include, as an unconditional term, the grant by the claimant to the Fund of a release of all liabilities in respect of such claims or (b) otherwise adversely affects the rights of the Fund.

        9.                  MISCELLANEOUS.

        (a)                This Agreement is solely and exclusively between the parties hereto and shall not be assigned or transferred by either party, without prior written consent of the other party, and any attempt to so assign or transfer this Agreement without such written consent shall be null and void; provided that, if the Fund is merged or otherwise combined with another registered investment company and is the surviving fund of such combination, IPAA agrees not to withhold its approval of any transfer or assignment of this Agreement.

        (b)                This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

        (c)                No breach, default, or threatened breach of this Agreement by either party shall relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

        (d)                Neither IPAA nor the Fund shall bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty (including, without limitation, any strike, or other work stoppage or slow down), severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected.

        (e)                Except as set forth in Section 5 hereof with respect to Informational Materials, all notices and other communications under this Agreement shall be (i) in writing, (ii) delivered by hand, by registered or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party shall specify by a written notice to the other and (iii) deemed given upon receipt.

Notice to IPAA:	Independent Petroleum Association of America
1201 15th Street NW
Suite 300
Washington, DC 20005
Attn: William Moyer

With a copy to:	Haynes and Boone, LLP
901 Main Street, Suite 3100
Dallas, Texas 75202-3789
Attn: Taylor H. Wilson, Esq.

Notice to the Fund:	Ms. Stephenie Adams
4922 Fairmont Avenue
Bethesda, Maryland 20814

        (f)                 This Agreement shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, without regard to its choice of law rules, provided that nothing herein shall be construed in a manner inconsistent with the Investment Company Act of 1940, as amended, or the Investment Adviser Act of 1940, as amended.

        (g)        Each party hereto waives all right to trial by jury in any action, proceeding, claim or counterclaim (whether based on contract, tort or otherwise) related to or arising out of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

FBR/IPAA Energy Index Fund		Independent Petroleum Association of America

BY:	/s/ Winsor H. Aylesworth	BY:	/s/ Barrett Russell

	Winsor H. Aylesworth		Barrett Russell
	(Print Name)		(Print Name)

	Vice President & Treasurer		President
	(Print Title)		(Print Title)

EXHIBIT A

 FUND DESCRIPTION

        The FBR/IPAA Energy Index Fund is a series of a registered open-end management investment company whose objective is to track the price and yield performance of publicly-traded common stocks of companies represented by the IPAA Energy Index.  The Fund is a no-load mutual fund, and its assets are invested by FBR Fund Advisers, Inc.

EXHIBIT B

CALCULATING AND MAINTAINING THE
IPAA ENERGY INDEX

        The IPAA, or its agents, will perform the following maintenance and calculation functions with respect to the IPAA Energy Index:

(a)        Composition of the IPAA Energy Index.  The Board of Directors of the IPAA, acting through its Capital Markets Committee (the "Committee") or one or more designated officers of the IPAA (the "Designated Officer(s)"), will have the responsibility for the overall management of the IPAA Energy Index, including the composition and calculation of the IPAA Energy Index.  The Committee or the Designated Officer(s) will provide regular reports to the Board of Directors of the IPAA at its periodic meetings that will include information regarding the status of the IPAA Energy Index.  In making determinations regarding the composition of the IPAA Energy Index, the Committee or the Designated Officer(s) generally will apply the following guidelines:

        For inclusion in the IPAA Energy Index, a member should (in the estimation of the Committee or the Designated Officer(s)) exhibit all or substantially all of the following basic characteristics:

1.       a corporation domiciled in the United States;
2.       an IPAA corporate membership in good standing (as determined by the Committee or the Designated Officer(s) in their sole discretion);
3.       publicly-traded common stock listed on a United States national securities exchange or other publicly available quotation system;
4.       a corporation engaged primarily in the exploration for, or the production, distribution, supply or servicing of, oil or natural gas; and
5.       a sufficient market capitalization and trading activity to ensure liquidity and efficient share pricing.

        A member may be removed by the Committee or the Designated Officer(s) from the IPAA Energy Index upon the occurrence of any of the following events:

1.       merger, acquisition or a similar transaction (with a third-party or in a going-private transaction) in which the member is not the surviving entity;
2.       bankruptcy;
3.       delisting or removal from a United States national securities exchange or other publicly available quotation system; or
4.       discontinuation (voluntary or involuntary) or suspension of membership in the IPAA.

(b)        IPAA Energy Index Reports.  The IPAA will provide to the Fund on a monthly basis:

1.       a current listing of each IPAA member comprising the IPAA Energy Index (each an "Index Company" and collectively, the "Index Companies");
2.       the IPAA Energy Index (as defined below); and
3.       an Index Percentage (as defined below) for each Index Company.

(c)        IPAA Energy Index Computations.  In preparing the above reports, the IPAA will use the following methodology:

1.       Market Capitalization Value.  The "Market Capitalization Value" will be determined by multiplying the number of outstanding shares of common stock (adjusted for stock splits, stock dividends, recapitalizations or similar events) of each Index Company by the "Share Price" (as defined below) of such Index Company's common stock on each date the IPAA Energy Index is calculated (the "Index Date").

2.       Index Capitalization Value.  The "Index Capitalization Value" will equal the sum of the Market Capitalization Values of the Index Companies on the applicable Index Date.

3.       Base Period Divisor.  The "Base Period Divisor" will equal the initial Index Capitalization Value divided by the initial IPAA Energy Index (for the purposes of establishing this number, the initial IPAA Energy Index will equal 10.00).

4.       Index Divisor.  The "Index Divisor" initially will equal the Base Period Divisor.  If the Index Capitalization Value changes due to corporate consolidations, acquisitions, mergers, divestitures or through the addition or deletion of a company to/from the IPAA Energy Index, a new Index Divisor will be computed to account for such changes in the Index Capitalization Value.  The new Index Divisor will equal the Index Capitalization Value on the applicable Index Date divided by the IPAA Energy Index immediately preceding the event giving rise to the change in the Index Capitalization Value.

5.       IPAA Energy Index.  The "IPAA Energy Index" will equal Index Capitalization Value divided by the Index Divisor on the applicable Index Date.

6.       Index Percentage.  The "Index Percentage" for an Index Company will equal the Market Capitalization Value of such Index Company divided by the Index Capitalization Value on the applicable Index Date.  In computing the Index Percentage, (i) an Index Company will be capped at an Index Percentage of five percent (5%) of the Index Capitalization Value, with any amounts in excess of five percent (5%) being apportioned among all other Index Companies, and (ii) an Index Company not primarily engaged in the exploration for, or production of, oil or natural gas will be capped at an Index Percentage of two and one-half percent (2.5%) of the Index Capitalization Value (the "Non-E&P Cap"), with any amounts in excess of two and one-half percent (2.5%) being apportioned among all other Index Companies.  The Committee or the Designated Officer(s) shall, in their sole discretion, determine whether an Index Company is "primarily engaged in the exploration for, or production of, oil or natural gas" for purposes of determining the need to impose a Non-E&P Cap.  In making such a determination, the Committee or the Designated Officer(s) may consider, among other things, (i) the relative amount of an Index Company's assets committed to, and historical revenues and cash flows derived from, the exploration for, or production of, oil or natural gas, as reflected in such Index Company's Forms 10-K and 10-Q recently filed with the Securities and Exchange Commission ("Public Filings"), (ii) other relevant information disclosed by the Index Company in its Public Filings, and (iii) any other information that the Committee or the Designated Officer(s) deem relevant.

7.       Share Price.  The "Share Price" of an Index Company will be valued at the last reported trade price on the New York Stock Exchange or other national securities exchange on which such security primarily trades on the Business Day (defined below) immediately preceding the applicable Index Date.  Over-the-counter securities will be valued at the last reported trade price on the Business Day immediately preceding the applicable Index Date (or the average of the most recent bid and ask prices, if no trades are reported on the Business Day immediately preceding the applicable Index Date).  For purposes hereof, "Business Day" means a day other than a Saturday or Sunday on which trading occurs on the New York Stock Exchange.

EXHIBIT C

 LICENSE FEES

        The Fund shall pay IPAA a monthly License Fee at an annual rate equal to one-tenth of one percent (0.10%) of the average daily net assets of the Fund.  Such License Fee shall be computed monthly. The License Fees attributable for a month shall be payable within thirty (30) calendar days after the end of such month.  Each payment shall be accompanied by a statement setting forth the basis for its calculation containing such detail as reasonably required to calculate the License Fee.

        In addition, IPAA agrees that it will reimburse the Fund or the Fund's designee an amount equal to twenty percent (20%) of all fees charged to the Fund for various services provided by certain mutual fund "supermarkets" (i.e. Charles Schwab, Fidelity and others) through which the Fund shall be marketed.  Such charges shall be computed monthly and shall be payable by the IPAA to the Fund within thirty (30) calendar days after the date that the Fund delivers an invoice to the IPAA relating thereto.  Such invoice shall be accompanied by a statement setting forth the basis for such charges and containing such detail as is reasonably required to calculate the related charges.

          The parties agree that the terms upon which License Fees are calculated pursuant to this Exhibit C shall be considered "Confidential Information" for purposes of this Agreement, except as required to be disclosed by applicable law or regulation.